EXHIBIT 99
BOB EVANS FARMS NAMES PAUL F. DeSANTIS AS CHIEF FINANCIAL OFFICER
COLUMBUS, Ohio — Jan. 25, 2011 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced the addition of Paul F. DeSantis to its executive management team.
DeSantis, 46, will assume the position of chief financial officer, treasurer and assistant corporate secretary, effective March 7. In this role, DeSantis will oversee the financial reporting, investor relations and corporate finance functions. Richard Green, who has served as the Company’s interim chief financial officer since Jan. 3, will continue in his existing role as chief risk and compliance officer.
DeSantis comes to Bob Evans from A. Schulman, Inc. (NASDAQ: SHLM), where he has served as chief financial officer and treasurer of the company since April 2006. He joined Schulman as vice president of finance in January 2006. Prior to that time, DeSantis was with Scott’s Miracle-Gro (NYSE: SMG), where he had served as vice president and corporate treasurer since 2003. From 1997 to 2003, he held various financial roles at Scott’s Miracle-Gro. DeSantis also spent four years in accounting and financial positions at The Kellogg Company (NYSE: K), the world’s largest producer of cereals and other convenience foods.
DeSantis earned his bachelor’s of science degree in marketing and international business from Georgetown University. He also holds a master’s of business administration degree with a concentration in finance from the University of Michigan.
“We are thrilled to have someone with Paul’s wealth of financial expertise join Bob Evans Farms,” Bob Evans Chairman and Chief Executive Officer Steve Davis said. “His experience in financial reporting, strategic planning, treasury, tax and compliance, among others, will make him an essential component of our executive staff. We look forward to welcoming him to our team in March. We also thank Dick Green for his leadership during the interim period.”
Company to release third-quarter earnings on Tuesday, Feb. 15
The Company will release its third-quarter earnings after 4 p.m. (ET) on Tuesday, Feb. 15, 2011, and will hold its conference call at 10 a.m. (ET) on Wednesday, Feb. 16, 2011. The dial-in number is (800) 690-3108, access code 5165675917. To access the simultaneous webcast, go to www.bobevans.com/ir.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (Oct. 29, 2010), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.
Contact:
David D. Poplar
Vice President of Investor Relations
(614) 492-4954